Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2020 REVENUES

OF $171.3 MILLION, OPERATING INCOME OF $91.7 MILLION AND

DILUTED EPS OF $1.91

12 Consecutive Years of Record Volume, Revenue and Earnings

Company Announces Increase in Regular Quarterly Dividend to $0.66 per Share, up from $0.60

Fourth Quarter Financial Highlights*

•	Revenues of $171.3 million, up 32%

•	Operating income of $91.7 million, up 51%

•	Operating margin of 53.5%, up from 46.9%

•	Diluted EPS of $1.91, up 45% from $1.32

•	Open TradingTM credit volume of $218.1 billion, up 63%

•	Record Estimated U.S. high-grade market share of 22.8%, up from 19.9%

•	Record Estimated U.S. high-yield market share of 17.1%, up from 10.6%

*	All comparisons versus fourth quarter 2019.

Full Year 2020 Financial Highlights*

•	Record revenues of $689.1 million, up 35%

•	Record operating income of $374.7 million, up 49%

•	Record operating margin of 54.4%, up from 49.1%

•	Record diluted EPS of $7.85, up 45% from $5.40

•	Record Open TradingTM credit volume of $861.1 billion, up 61%

*	All comparisons versus full year 2019.

NEW YORK, January 27, 2021 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter and year ended December 31, 2020.

“In the midst of an economic crisis brought on by the pandemic, the value delivered to our clients through our unique liquidity solutions surged to new all-time highs in 2020,” said Rick McVey, Chairman and CEO of MarketAxess. “New sources of liquidity delivered through Open Trading drove over $1 billion in estimated transaction cost savings to our clients, exceeding total company revenue. Strong market share gains in all core trading products drove revenue growth of 35% for the year, and operating income growth of 49%. In addition, we continue to expand our product pipeline for future growth with new initiatives in Rates, Munis, Data and Post-Trade Services. New records were achieved in active clients trading with over 1,800 institutional investor and dealer firms now utilizing our global marketplace.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2020 increased 32.0% to $171.3 million, compared to $129.8 million for the fourth quarter of 2019. Operating income was $91.7 million, compared to $60.9 million for the fourth quarter of 2019, an increase of 50.7%. Operating margin was 53.5%, compared to 46.9% for the fourth quarter of 2019. Net income totaled $72.9 million, or $1.91 per share on a diluted basis, compared to $50.3 million, or $1.32 per share, for the fourth quarter of 2019.

Commission revenue for the fourth quarter of 2020 increased 33.1% to $155.8 million, compared to $117.1 million for the fourth quarter of 2019. Variable transaction fees increased 40.1% to $128.0 million for the fourth quarter of 2020, compared to variable transaction fees of $91.3 million for the fourth quarter of 2019. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 22.8% for the fourth quarter of 2020, compared to an estimated 19.9% for the fourth quarter of 2019.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $15.5 million, compared to $12.7 million for the fourth quarter of 2019. The increase in all other revenue was principally due to $1.3 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub since the November 30, 2020 acquisition date and $0.5 million of revenue due to the introduction of new Securities Finance Transaction Regulation (“SFTR”) reporting services.

Total expenses for the fourth quarter of 2020 increased 15.6% to $79.6 million, compared to $68.9 million for the fourth quarter of 2019. The increase in total expenses was largely due to higher professional and consulting fees of $3.9 million, mainly attributable to self-clearing consulting fees of $1.3 million and acquisition related costs of $1.2 million; employee compensation and benefit costs of $3.4 million, mainly due to an increase in headcount; depreciation and amortization of $2.9 million; clearing costs of $1.7 million, mainly due to increased Open Trading activity; offset by a decrease in marketing and advertising expenses of $0.8 million on lower travel and entertainment spend. Expenses in the fourth quarter of 2020 reflect costs associated with the Regulatory Reporting Hub transaction totaling $2.4 million, including integration costs of $1.2 million, amortization of acquired intangibles expense of $0.8 million and deal-related transaction costs of $0.4 million. Excluding the Regulatory Reporting Hub transaction related costs, total expenses for the quarter were up 12.1%.

The effective tax rate for the fourth quarter of 2020 was 19.2%, compared to 18.9% for the fourth quarter of 2019. The income tax provision for the fourth quarter of 2020 and 2019 reflected $6.2 million and $3.6 million, respectively, of excess tax benefits related to share-based compensation awards.

Full Year 2020 Results

Total revenues for the year ended December 31, 2020 increased 34.8% to a record $689.1 million, compared to $511.4 million for 2019. Operating income was a record $374.7 million, compared to $250.9 million for 2019, an increase of 49.4%. Operating margin was 54.4%, compared to 49.1% for 2019. Net income totaled $299.4 million, or $7.85 per share on a diluted basis, compared to $204.9 million, or $5.40 per share, for 2019.

Commission revenue for the year ended December 31, 2020 increased 36.8% to a record $634.4 million, compared to $463.9 million for 2019. Variable transaction fees increased 43.3% to $526.3 million compared to variable transaction fees of $367.2 million for 2019. Variable transaction fees in 2020 include approximately $13.1 million of U.S. Treasuries trading commissions related to the November 2019 acquisition of LiquidityEdge LLC, now operating as MarketAxess Rates, compared to $2.4 million in 2019. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 21.6%, compared to an estimated 19.0% for 2019. All other revenue increased 15.1% to $54.7 million in 2020, compared to $47.5 million for 2019. The increase in all other revenue was principally due to $3.6 million of new data sales, $1.3 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub since the November 30, 2020 acquisition date and $0.9 million of revenue due to the introduction of new SFTR reporting services.

Total expenses for the year ended December 31, 2020 increased 20.7% to $314.4 million, compared to $260.5 million for 2019. The increase in total expenses was principally due to higher employee compensation and benefits costs of $25.8 million, mainly due to an increase in headcount; clearing costs of $9.7 million, principally due to increased Open Trading activity; depreciation and amortization of $9.1 million; technology and communications costs of $7.3 million; professional and consulting fees of $6.8 million; offset by a decrease in marketing and advertising costs of $3.6 million. Excluding LiquidityEdge and Regulatory Reporting Hub expenses, total expenses for the year were up 15.2%.

The effective tax rate for 2020 was 20.0%, compared to 20.4% for 2019. The income tax provision for 2020 and 2019 reflected $24.1 million and $10.6 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 606 as of December 31, 2020 compared to 527 as of December 31, 2019. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a 10% increase in the quarterly cash dividend to $0.66 per share of common stock outstanding, to be paid on February 24, 2021 to stockholders of record as of the close of business on February 10, 2021.

Share Repurchases

A total of 1,400 shares were repurchased in the fourth quarter of 2020 at a cost of $0.7 million. In January 2021, the Board of Directors authorized a new repurchase program for up to $100 million of the Company’s common stock. The Company expects repurchases under the new program to commence in April 2021 following the expiration of the current plan.

Balance Sheet Data

As of December 31, 2020, total assets were $1.3 billion and included $489.0 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2020 was $955.1 million.

Guidance for 2021

For 2021, the Company is providing the following guidance:

•

Expenses are expected to be in the range of $362.0 million to $382.0 million and includes a full year of Regulatory Reporting Services expenses estimated to range between $15.0 million to $18.0 million. In addition to ongoing operating expenses, the 2021 acquisition expenses include estimated amortization expense on acquired intangible assets of $5.0 million and non-recurring integration costs of $5.0 million. Excluding the expenses related to Regulatory Reporting Hub, the midpoint in the guidance range on a constant currency basis would represent an approximate 13.0% year-over-year increase in expenses.

•

Capital expenditures are expected to be in the range of $50.0 million to $55.0 million and include an expected increase in capitalized software development to support new protocols, products and platform enhancements.

•	The Company’s overall effective tax rate is expected to be between 22.0% to 24.0% and reflects a lower benefit from estimated excess tax benefits on share-based compensation awards.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 27, 2021 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 3091967 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Kyle White
MarketAxess Holdings Inc.
+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$155,813	$117,103	$634,445	$463,856
Information services	8,771	8,515	34,341	30,730
Post-trade services	6,564	3,923	19,460	15,763
Other	198	233	879	1,003

Total revenues	171,346	129,774	689,125	511,352

Expenses
Employee compensation and benefits	36,472	33,117	156,885	131,079
Depreciation and amortization	10,592	7,730	35,996	26,857
Technology and communications	8,922	7,155	34,092	26,792
Professional and consulting fees	10,295	6,389	32,304	25,534
Occupancy	3,220	3,090	13,425	11,639
Marketing and advertising	2,307	3,087	7,940	11,559
Clearing costs	4,997	3,345	21,058	11,314
General and administrative	2,844	5,010	12,697	15,696

Total expenses	79,649	68,923	314,397	260,470

Operating income	91,697	60,851	374,728	250,882
Other income (expense)
Investment income	119	1,767	2,446	8,063
Interest expense	(96)	—	(1,142)	—
Other, net	(1,431)	(661)	(1,673)	(1,521)

Total other income (expense)	(1,408)	1,106	(369)	6,542

Income before income taxes	90,289	61,957	374,359	257,424
Provision for income taxes	17,358	11,684	74,982	52,522

Net income	$72,931	$50,273	$299,377	$204,902

Per Share Data:
Net income per common share
Basic	$1.95	$1.35	$8.01	$5.53
Diluted	$1.91	$1.32	$7.85	$5.40
Cash dividends declared per common share	$0.60	$0.51	$2.40	$2.04
Weighted-average common shares:
Basic	37,405	37,176	37,359	37,083
Diluted	38,188	38,091	38,144	37,956

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$59,645	$43,120	$253,684	$173,944
Other credit [1]	65,045	45,238	256,763	188,514

Total credit	124,690	88,358	510,447	362,458
Rates [2]	3,267	2,983	15,890	4,722

Total transaction fees	127,957	91,341	526,337	367,180

Distribution Fees
U.S. high-grade	21,524	18,647	81,893	71,885
Other credit[1]	6,261	7,029	25,834	24,347

Total credit	27,785	25,676	107,727	96,232
Rates[2]	71	86	381	444

Total distribution fees	27,856	25,762	108,108	96,676

Total commissions	$155,813	$117,103	$634,445	$463,856

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$193.51	$177.27	$191.34	$171.06
U.S. high-grade—floating-rate	40.14	53.64	48.21	63.15

Total U.S. high-grade	187.27	170.36	185.40	164.44
Other credit [1]	202.55	191.36	203.45	193.45

Total credit	194.94	180.50	194.06	178.35
Rates[2]	3.95	4.81	3.99	7.16

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2020	December 31, 2019
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$460,858	$270,124
Cash segregated under federal regulations	50,059	—
Investments, at fair value	28,111	230,477
Accounts receivable, net	79,577	62,017
Receivables from broker-dealers, clearing organizations and customers	279,915	—
Goodwill	147,388	146,861
Intangible assets, net of accumulated amortization	95,354	60,986
Furniture, equipment, leasehold improvements and capitalized software, net	85,204	71,795
Operating lease right-of-use assets	75,924	81,399
Prepaid expenses and other assets	28,708	30,770
Deferred tax assets, net	331	501

Total assets	$1,331,429	$954,930

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$62,326	$47,365
Payables to broker-dealers, clearing organizations and customers	133,326	—
Income and other tax liabilities	42,750	16,690
Deferred revenue	4,248	3,499
Accounts payable, accrued expenses and other liabilities	40,106	19,294
Operating lease liabilities	93,612	97,991

Total liabilities	376,368	184,839

Stockholders’ equity
Common stock	123	122
Additional paid-in capital	329,742	342,541
Treasury stock	(169,523)	(153,388)
Retained earnings	799,369	591,086
Accumulated other comprehensive loss	(4,650)	(10,270)

Total stockholders’ equity	955,061	770,091

Total liabilities and stockholders’ equity	$1,331,429	$954,930

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$72,931	$50,273	$299,377	$204,902
Add back:
Interest expense	96	—	1,142	—
Provision for income taxes	17,358	11,684	74,982	52,522
Depreciation and amortization	10,592	7,730	35,996	26,857

Earnings before interest, taxes, depreciation and amortization	$100,977	$69,687	$411,497	$284,281

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$227,620	$89,141	$404,489	$265,935
Exclude: Net change in trading investments	(5,316)	(4,416)	(67,952)	(4,045)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(115,519)	—	49,278	—
Less: Purchases of furniture, equipment and leasehold improvements	(1,988)	(3,609)	(15,010)	(12,292)
Less: Capitalization of software development costs	(9,494)	(8,545)	(30,618)	(22,408)

Free cash flow	$95,303	$72,571	$340,187	$227,190

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$305,537	$238,959	$1,311,512	$992,844
U.S. high-grade—floating-rate	12,956	14,150	56,786	64,980

Total U.S. high-grade	318,493	253,109	1,368,298	1,057,824
Other credit	321,135	236,403	1,262,074	974,494

Total credit	639,628	489,512	2,630,372	2,032,318
Rates	826,276	620,437	3,987,424	659,548

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,137	$4,082	$5,451	$4,231
Other credit	5,140	3,783	5,014	3,886

Total credit	10,277	7,865	10,465	8,117
Rates	13,327	10,007	15,886	2,638

Number of U.S. Trading Days [1]	62	62	251	250
Number of U.K. Trading Days [2]	64	64	254	253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.